UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A

                                (Amendment No. 7)

                    Under the Securities Exchange Act of 1934

                                    Bunzl plc
                        -------------------------------------
                                (Name of issuer)

                                  Common Stock
                     -------------------------------------
                         (Title of class of securities)

                                    120738307
                     -------------------------------------
                                 (CUSIP number)

                                December 31, 2001
                     -------------------------------------
             (Date of Event which requires filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

----------------------------                        ----------------------------
CUSIP No. 120738307                    13G                Page 2 of 10 Pages
----------------------------                        ----------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES                    SOLE VOTING POWER
                             5      593,125
                             ---------------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      48,252,751
                             ---------------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      593,125
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      50,765,508
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         51,358,633*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11.2%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
--------------------------------------------------------------------------------


----------------

* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Group Limited and Deutsche Management Limited on the following cover pages.

----------------------------                        ----------------------------
CUSIP No. 120738307               13G                    Page 3 of 10 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Group Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES                    SOLE VOTING POWER
                             5      0
                             ---------------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      48,002,818
                             ---------------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      50,515,575
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,515,575*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11.0%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Limited on the following cover page.

----------------------------                         ---------------------------
CUSIP No. 120738307                  13G                  Page 4 of 10 Pages
----------------------------                         ---------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES                    SOLE VOTING POWER
                             5      0
                             ---------------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      47,318,807
                             ---------------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ---------------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      49,831,564
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,831,564
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         10.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              Bunzl plc (the "Issuer").

Item 1(b).    Address of Issuer's Principal Executive Offices:

              The address of the Issuer's principal executive offices is 110 Park Street, London, W1K 6NX, United Kingdom.

Item 2(a).    Name of Person Filing:

              This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DAMG") and Deutsche Asset Management Limited ("DAML" and, together with DBAG and DAMG, the "Reporting Persons"). This
Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b)     Address of Principal Business Office or, if none, Residence:

              The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

              The principal place of business of DAMG is One Appold Street, London EC2A 2UU, England.

              The principal place of business of DAML is One Appold Street, London EC2A 2UU, England.

Item 2(c)     Citizenship:

              The citizenship of the Reporting Persons is set forth on the respective cover page.

Item 2(d).    Title of Class of Securities:

              The title of the securities is Common Stock, which also includes securities held in the form of American Depository Receipts (the "Common Stock").

Item 2(e).    CUSIP Number:

              The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a) [ ]   Broker or dealer registered under section 15 of the Act;

              (b) [ ]   Bank as defined in section 3(a)(6) of the Act;

              (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act;

              (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940;

              (e) [ ]   An  investment  adviser  in  accordance  with Rule 13d-1
                        (b)(1)(ii)(E);

              (f) [ ]   An  employee   benefit  plan,   or  endowment   fund  in
                        accordance with Rule 13d-1 (b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

              (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ]   A church plan that is excluded from the definition of an
                        investment   company  under  section   3(c)(14)  of  the
                        Investment Company Act of 1940;

              (j) [ ]   Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1 (c), check this
              box.   |X|

Item 4.       Ownership.

              (a)       Amount beneficially owned:

                        Each of the  Reporting  Persons  owns the  amount of the
              Common Stock as set forth on the applicable cover page.

              (b)       Percent of class:

                        Each of the Reporting Persons owns the percentage of the
              Common Stock as set forth on the applicable cover page.

              (c)       Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote:

                             Each of the Reporting Persons has the sole power to
                        vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                        (ii) shared power to vote or to direct the vote:

                             Each of the Reporting  Persons has the shared power
                        to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                        (iii)sole power to dispose or to direct the disposition
                             of:

                             Each of the Reporting Persons has the sole power to
                        dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                        (iv) shared   power  to   dispose   or  to  direct   the
                             disposition of:

                             Each of the Reporting  Persons has the shared power
                        to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Investment management clients of the subsidiaries listed in Item 7 below have the ultimate right to any dividends from Common Stock and the proceeds from the sale of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              The following are subsidiaries of DBAG and/or DAMG which hold Common Stock included in the figures on the cover page: Deutsche Asset Management Limited, Deutsche Investment Trust Managers Ltd., Deutsche Bank International Ltd. and Morgan Grenfell & Co. Limited.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002



                                            DEUTSCHE BANK AG



                                            By:/s/ Jeffrey A. Ruiz
                                               -----------------------------
                                               Name:     Jeffrey A. Ruiz
                                               Title:    Vice President



                                            By:/s/ Margaret M. Adams
                                               ----------------------------
                                               Name:     Margaret M. Adams
                                               Title:    Director

                                                                       Exhibit 1




               Consent of Deutsche Asset Management Group Limited

              The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13, 2002



                                 DEUTSCHE ASSET MANAGEMENT GROUP LIMITED



                                 By:/s/ Stephen Crosby
                                    -----------------------------------
                                    Name:     Stephen Crosby
                                    Title:    Global Head of Risk Management

                                                                       Exhibit 2



                  Consent of Deutsche Asset Management Limited

              The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 13, 2002



                                 DEUTSCHE ASSET MANAGEMENT LIMITED



                                 By:/s/ Stephen Crosby
                                    ----------------------------------
                                    Name:   Stephen Crosby
                                    Title:  Global Head of Risk Management